FEDERATED WORLD INVESTMENT SERIES, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated World Investment Series, Inc. (the “Corporation”), hereby consent, in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14 of the Bylaws of the Corporation, to the adoption of the following resolutions with the same effect as though they had been adopted at a meeting of the Directors of the Corporation:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Tributary International Equity Fund, a portfolio of Tributary Funds, Inc. into Federated International Leaders Fund, a portfolio of Federated World Investment Series, Inc.

WITNESS the due execution hereof this 13th day of May, 2011.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will

/s/ Peter E. Madden
Peter E. Madden